EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AMERCO
Reno, NV

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-10119, 333-73357, 333-48396 and 33-56571) of AMERCO and its consolidated entities (the “Company”) of our reports dated June 6, 2007, relating to the consolidated financial statements, the effectiveness of the Company’s internal control over financial reporting, and schedules of the Company appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Los Angeles, California
June 6, 2007